EXHIBIT 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on May 16, 2016. Except as otherwise noted below, all such transactions were purchases or sales of securities effected in the open market, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES		PRICE PER SHARE / PREMIUM PER OPTION ($)
Purchase of Call Options	03/29/2016	324,500	(1)	2.65	(2)
Sale of Put Options	03/29/2016	(324,500)	(3)	0.01	(4)
Purchase of Call Options	04/08/2016	250,000	(1)	1.44	(2)
Sale of Put Options	04/08/2016	(250,000)	(3)	0.01	(4)
Purchase of Call Options	04/27/2016	325,000	(1)	2.75	(2)
Sale of Put Options	04/27/2016	(325,000)	(3)	0.01	(4)
Purchase of Call Options	04/28/2016	55,000	(1)	2.74	(2)
Sale of Put Options	04/28/2016	(55,000)	(3)	0.01	(4)
Purchase of Call Options	05/04/2016	1,055,620	(1)	2.41	(2)
Sale of Put Options	05/04/2016	(1,055,620)	(3)	0.01	(4)
Purchase of Call Options	05/05/2016	4,188,888	(1)	2.47	(2)
Sale of Put Options	05/05/2016	(4,188,888)	(3)	0.01	(4)
Purchase of Call Options	05/06/2016	525,000	(1)	2.72	(2)
Sale of Put Options	05/06/2016	(525,000)	(3)	0.01	(4)
Purchase of Call Options	05/09/2016	1,272,840	(1)	2.77	(2)
Sale of Put Options	05/09/2016	(1,272,840)	(3)	0.01	(4)
Purchase of Call Options	05/10/2016	325,000	(1)	3.11	(2)
Sale of Put Options	05/10/2016	(325,000)	(3)	0.01	(4)
Purchase of Call Options	05/11/2016	300,000	(1)	3.39	(2)
Sale of Put Options	05/11/2016	(300,000)	(3)	0.01	(4)

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(1)	Represents Shares underlying American-style physically settled call options purchased in the over-the-counter market. These call options expire on March 31, 2017.
(2)
This amount represents the cost of an applicable American-style physically settled over-the-counter call option to purchase one Share. The per Share exercise price of these call options is $6.80. This exercise price will be adjusted to account for any dividends or other distributions declared by the Issuer prior to exercise of the options.

(3)
Represents Shares underlying physically settled European-style put options sold in the over-the-counter market. These put options expire on the earlier of March 31, 2017 or the date on which the corresponding American-style call option described above in footnote 1 is exercised.

(4)
This amount represents the proceeds received from an applicable physically settled European-style over-the-counter put option to sell one Share. The per Share exercise price of these put options is $6.80. This exercise price will be adjusted to account for any dividends or other distributions declared by the Issuer prior to exercise of the options.